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                                                        Exhibit 11


                  AMPAL-AMERICAN ISRAEL CORPORATION AND SUBSIDIARIES

       SCHEDULE SETTING FORTH COMPUTATION OF EARNINGS PER SHARE OF CLASS A STOCK



SIX MONTHS ENDED JUNE 30,                                 2000                           1999
----------------------------------------------------------------------------------------------------
(Amounts in thousands, except                          (Unaudited)                    (Unaudited)
  per share data)                                                                      (Note 2)


BASIC EPS
 Income from continuing operations...............       $   8,255(1)                    $20,846(1)
 Loss from discontinued operations...............               -                          (711)
                                                        ---------                       -------
  Net income.....................................       $   8,255                       $20,135
                                                        =========                       =======

 Earnings per Class A share:
  Earnings from continuing operations............           $ .44                         $ .87
  Loss from discontinued operations..............               -                          (.03)
                                                            -----                         -----
 Earnings per Class A share......................           $ .44                         $ .84
                                                            =====                         =====

 Weighted average number of Class A
  Shares outstanding.............................          18,747                        24,105


DILUTED EPS
 Income from continuing operations...............        $  8,397                       $21,014
 Loss from discontinued operations...............               -                          (711)
                                                         --------                       -------
  Net income.....................................       $   8,397                       $20,303
                                                        =========                       =======

 Earnings per Class A share:
  Earnings from continuing operations............           $ .38                         $ .76
  Loss from discontinued operations..............               -                          (.03)
                                                            -----                         -----
 Earnings per Class A share......................           $ .38                         $ .73
                                                            =====                         =====

 Weighted average number of Class A Shares
  outstanding assuming Conversion of preferred
  stock into Class A shares and the exercise
  of stock options...............................          21,785                        27,716


(1) After deduction of accrued preferred stock dividends of $142 and $168, respectively


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